Exhibit 10.2

Letter Agreement

This Letter Agreement (“Agreement”) effective as of November 4, 2009 (the “Effective Date”) is by and between Aruba Networks, Inc. (a Delaware Corporation) and its Affiliates, (collectively “Aruba”), and Motorola, Inc. (a Delaware corporation) together with its Affiliates, including, without limitation, Symbol Technologies, Inc., Wireless Valley Communications, Inc., and AirDefense, Inc. (collectively “Motorola”) (as used herein, Motorola and Aruba are each a “Party” and collectively the “Parties”).

Defined terms, including, without limitation, “Affiliate”, “Assert”, “Separation Event”, “Separated Business”, “Term”, and “Party”, as used in this Agreement are the same as they are defined in the Patent Cross License and Settlement Agreement (“Settlement Agreement”) executed between the Parties concurrently with this Agreement.

In consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. In the event a first Party (“Asserting Party”) has during the Term a patent infringement claim against any product, service, software or system (or against any activity in connection therewith) that would have been within the scope of the licenses, covenants, releases, immunities or other rights granted under the Settlement Agreement but for the application of Section 3.4(c) of the Settlement Agreement (either alone or in combination with other items), then the Asserting Party shall Proceed in the First Instance (as hereinafter defined) against the applicable Adverse Party (as hereinafter defined) rather than against the other Party to this Agreement (“Non-Asserting Party”).

To “Proceed in the First Instance” means to Assert any such action or claim against such Adverse Party rather than against the Non-Asserting Party and to prosecute such action or claim through the entry of a final non-appealable judgment by a court of competent jurisdiction prior to any Assertion of such action or claim against the Non-Asserting Party.

“Adverse Party” means any of the parties with whom a Party to this Agreement is adverse in a currently pending patent infringement action or proceeding before a court of competent jurisdiction (as identified in writing by one Party to the other Party on the Effective Date).

2. In the event the Asserting Party obtains a final and non-appealable judgment of infringement against an Adverse Party with respect to any claim subject to Section 1, or enters into a complete and final settlement with such Adverse Party, then the Non-Asserting Party shall have, and be deemed to have, all the rights that would have been within the scope of the licenses, covenants, releases, immunities or other rights granted under the Agreement but for the application of Section 3.4(c) of the Settlement Agreement with respect to the sale or other disposal to, or the use by, such Adverse Party, provided that this Section 2 shall not be applicable (and the Dispute Resolution process described under Section 3 shall not be initiated) in the event the Asserting Party gives the Non-Asserting Party written notice that there is a continuing dispute between the Asserting Party and the Adverse Party within thirty (30) days after any such judgment of infringement.

3. Subject to Sections 1 and 2, in the event the Asserting Party ultimately Asserts such a patent infringement claim against the Non-Asserting Party based on a sale or other disposal to, or the use by, an Adverse Party of any client software of the Non-Asserting Party that would have been within the scope of the licenses, covenants, releases, immunities or other rights granted under the Settlement Agreement but for the application of Section 3.4(c) of the Settlement Agreement, such Assertion will be resolved through the Dispute Resolution process set forth in Section 11 of the Settlement Agreement, except that for such a dispute, instead of either Party being entitled to bring an action in the civil courts for the state of Delaware as provided in section 11.3 of the Settlement Agreement, the Parties shall submit the matter to final and binding arbitration according to the arbitration procedure set forth below.

4. Any such Assertion subject to Section 3 shall be finally settled by arbitration in Wilmington, Delaware, or another mutually agreed to location, using the English language in accordance with the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”) then in effect, by an arbitrator who will be chosen from the appropriate list of JAMS arbitrators. The arbitrator shall have at least fifteen (15) years of active patent litigation experience. If the Parties cannot agree upon the identity of an arbitrator within fifteen (15) days following the initiation of the arbitrator selection process, then an arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. The remedies that may be awarded by the arbitrator shall be limited to those that could be imposed by a court of competent jurisdiction in law or equity. The arbitrator shall have the authority to allocate between the Parties the costs of arbitration (including, without limitation, service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator may determine. The arbitrator shall render a written decision within thirty (30) days of the conclusion of the arbitration proceedings. The written decision shall discuss the specific findings of fact and conclusions of law and remedies imposed by the arbitrator. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

5. The Asserting Party will indemnify and hold harmless the Non-Asserting Party, its successors and assigns (collectively, the “Indemnified Parties”) against, and reimburse any Indemnified Party for, any and all amounts awarded in any such arbitration, or awarded in any litigation brought by the Asserting Party in violation of this Agreement, along with the reasonable attorneys’ fees and reasonable associated costs and expenses incurred by such Indemnified Party in defending against such Assertion, along with all damages to the Non-Asserting Party that are determined by any such arbitrator to have resulted from any injunction imposed by such arbitrator against the sale or disposal by the Non-Asserting Party to the Adverse Party. Notwithstanding anything to the contrary in this Agreement, the Asserting Party shall not be liable for any indemnification, and the Non-Asserting Party shall not be entitled to any indemnification, in the event the Non-Asserting Party is brought into any litigation or other proceedings by action of an Adverse Party or any other third party, or by action of its own (such as by indemnifying or holding the Adverse Party harmless from such claims), rather than by action of the Asserting Party. In the event the Asserting Party obtains a final judgment enforceable jointly and severally against the Adverse Party and the Non-Asserting Party in such litigation, the Asserting Party agrees to attempt to collect on any such judgment first from such Adverse Party.

6. This Agreement terminates automatically and immediately upon the termination of the Settlement Agreement.

7. With respect to matters of contract construction, enforcement and interpretation, the substantive law of the state of Delaware, United States of America shall apply to this Agreement, without regard to its conflicts of laws principles. This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each Party. The Parties agree that this Agreement is not superseded by the Settlement Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns. Promptly after a Separation Event, the Separated Business will execute in writing an agreement to be bound by all the obligations of Motorola under this Agreement with respect to such rights and obligations assigned to such Separated Business in such Separation Event, and a copy of such agreement will be provided to Aruba. If any term, clause or provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and the remainder of this Agreement shall continue in effect. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

IN WITNESS WHEREOF, Motorola, Inc. and Aruba Networks, Inc., for themselves and each of their Affiliates, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date:

Agreed to:	Agreed to:
MOTOROLA, INC.	ARUBA NETWORKS, INC.
By: /s/ Robert Sanders Name: Robert Sanders Title: Corporate Vice President Date: November 4, 2009	By: /s/ Steffan Tomlinson Name: Steffan Tomlinson Title: CFO Date: November 4, 2009

MOTOROLA, INC.
By:  /s/ Jonathan P. Meyer
Name: Jonathan P. Meyer
Title: Senior Vice President
Date: November 4, 2009